The Providence Service Corporation completes sale of WD Services

The Providence Service Corporation (“Providence”, or the “Company”) (Nasdaq: PRSC) today announced that it has completed the previously announced sale of substantially all of the operating subsidiaries of its WD Services segment to Advanced Personnel Management Global Pty Ltd of Australia (“APM”) and APM UK Holdings Limited, an affiliate of APM, except for the segment’s employment services operations in Saudi Arabia. The Company expects the Saudi Arabian government will assume these operations beginning January 1, 2019.

At closing, the Company received total cash consideration of $46.5 million from APM, which includes payment for cash retained by WD Services of $19.5 million. Transaction related closing costs are expected to be approximately $3.6 million. In addition, as a result of closing the transaction before the year end, the Company expects to realize cash tax benefits of approximately $51 million from the transaction, including approximately $32 million in tax refunds by the fourth quarter of 2019 in relation to its 2018 tax returns. The remaining cash tax benefit of $19 million is expected to be realized as an offset to tax payments over the following three years, based upon the Company’s current estimate of taxable income.

“When coupled with the significant tax benefits, the sale of WD Services is a very positive outcome for Providence and marks a significant milestone in our strategy of focusing our resources and capital allocation activities on LogistiCare” said Carter Pate, Interim Chief Executive Officer of Providence.

The Company expects to record an after-tax loss of approximately $10 million within discontinued operations related to the sale. In addition, even though the Saudi Arabian government is expected to assume the operations in Saudi Arabia beginning January 1, 2019, the Company expects to incur closure costs and reserves, which will be recorded within discontinued operations.

Houlihan Lokey, Inc. acted as financial advisor to The Providence Service Corporation and Debevoise & Plimpton LLP served as its legal advisor.

About Providence

The Providence Service Corporation owns subsidiaries and investments primarily engaged in the provision of healthcare services in the United States. For more information, please visit www.prscholdings.com.

About APM

APM is a leading, mission-driven specialist in people related services. It provides services in assessment, allied health, psychology, vocational rehabilitation and employment assistance across key sectors in health, disability, ageing, defense, employment, justice, youth, apprenticeships, skills and training. APM started in 1994 with three consultants based in Perth as a vocational rehabilitation agency. The business then expanded nationally to deliver employment, workplace health, disability, community and assessment services. APM is now Australia’s largest Disability Employment Services provider, and in 2017 was the most highly-rated provider in the industry. Outside of Australia, APM makes a positive contribution to New Zealand through the national provision of vocational rehabilitation, employment and community health services and in the United Kingdom, APM offers valuable employment services, youth justice programs and personal development education. Enabling better lives is APM’s guiding philosophy, and it’s one shared by all APM teams.

Forward-Looking Statements

This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as "believe," "demonstrate," "expect," "estimate," "forecast," "anticipate," "should" and "likely" and similar expressions identify forward-looking statements. In addition, statements that are not historical should also be considered forward-looking statements. Readers are cautioned not to place undue reliance on those forward-looking statements, which speak only as of the date the statement was made. Such forward-looking statements are based on current expectations that involve a number of known and unknown risks, uncertainties and other factors which may cause actual events to be materially different from those expressed or implied by such forward-looking statements. These factors include, but are not limited to, our ability to realize the expected tax benefits from the sale of the WD Services segment and to timely transfer the segment’s Saudi Arabian operations and other risks detailed in Providence's filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K. Providence is under no obligation to (and expressly disclaims any such obligation to) update any of the information in this press release if any forward-looking statement later turns out to be inaccurate whether as a result of new information, future events or otherwise.

Investor Relations Contact
Laurence Orton - Interim CAO and SVP of Finance
(203) 307-2800